UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 30, 2015

VACCINOGEN, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-54997	14-1997223
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

949 Fell Street, Baltimore, MD	21231
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 387-4000

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

Master Services Agreement with RxTrials, Inc. d/b/a OnPoint CRO

On September 10, 2014, we entered into a Master Services Agreement with RxTrials, Inc. d/b/a OnPoint CRO (“RxTrials”), as amended by the First Amendment to the Master Services Agreement, dated January 16, 2015 (the “MSA”), pursuant to which we retained RxTrials to provide services of site selection, clinical operations, project management and trial enrollment for our OncoVAX® Study for patients with Stage II colon cancer. The MSA was filed as an exhibit to our current report on Form 8-K filed on September 16, 2014 and is herein incorporated by reference; the description of MSA contained in this current report is qualified in its entirety by reference to the full text of the MSA. On September 14, 2015, RxTrials sent us notice that it would suspend performance under the MSA unless by September 28, 2015 we had either paid all past due invoices in full, or paid $715,000 and provided proof that it would be likely for us to receive additional funding by October 15, 2015.

On September 30, 2015 RxTrials provided us notice that it had suspended performance under the MSA and that it intended to immediately terminate the MSA pursuant to the terms thereof. The performance of the parties’ obligations under the MSA have been in dispute for some time. The dispute relates to the performance by RxTrials of its duties under the MSA and amounts previously paid by the Company to RxTrials under the MSA.

The value of RxTrials’ estimated labor fees under the MSA at signing was approximately $10.7 million over the course of the MSA’s seven-year term (including a one-time administrative fee of $350,000). The MSA also provided that we would cover certain of RxTrials’ expenses related to travel, shipping and other pass-through costs. We made a pre-payment of $125,000 related to these pass-through costs on September 14, 2014.

The MSA contained a one-year non-solicitation provision.

The termination provisions of the MSA provided that it would continue in force until the earlier of (i) seven years; (ii) the date on which all services under the MSA were completed or (iii) when otherwise terminated by the parties pursuant thereto; either party could terminate the MSA without cause by providing 90 days’ written notice to the other.

RxTrials has provided a one-month severance package to each of the two employees hired to perform RxTrial’s services under the MSA, for which it now seeks reimbursement from us. We do not believe that we are responsible for these payments.

The termination did not result in any penalty.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VACCINOGEN, INC.

Date: October 6, 2015	By:	/s/ Andrew L. Tussing
Andrew L. Tussing
Chairman and Chief Executive Officer